                    Enterprise Completes Acquisition of Diamond-Koch's Liquid Storage Business

         Houston, Texas - (January 17, 2002) - Enterprise Products Partners L.P. (NYSE:  "EPD") announced that its operating partnership has completed the acquisition of a natural gas liquids and petrochemical liquids storage business from Diamond-Koch, L.P. and Diamond-Koch III, L.P., which are both jointly owned by affiliates of Valero Energy Corporation (NYSE: "VLO") and Koch Industries, Inc.  The purchase price was $129 million in cash.

         The acquired storage facilities consist of 30 salt dome storage caverns with a total permitted capacity of 77 million barrels.  The facilities provide storage services for mixed natural gas liquids, ethane, propane, butanes, natural gasoline and olefins, such as ethylene, polymer grade propylene, chemical grade propylene and refinery grade propylene.  The caverns are located in Mont Belvieu, Texas, and serve the largest petrochemical and refinery complex in the United States.

         "We are very pleased to acquire this attractive, fee-based storage business," stated O.S. "Dub" Andras,
President and Chief Executive Officer of Enterprise.  "The acquisition of this facility will make Enterprise one of the leading NGL and petrochemical liquids storage companies in North America.  The addition of this business will allow us to expand our service capabilities in serving our customers and will provide opportunities to create value for our partnership through its integration with our network of fractionation, distribution and import/export terminalling assets on the U.S. Gulf Coast," said Andras.

         Andras continued, "During 2001, we generated over $100 million of cash in excess of the distributions paid to our partners.  As a result, we will pay for this acquisition using cash on hand and without occurring additional debt or needing to issue additional equity.  The acquisition should provide annual cash accretion to our partners of approximately $0.12 per unit on a fully diluted basis.  This acquisition also marks approximately
$750 million of investment that we have made in our fee-based, pipeline and storage business over the past two years.  All of these assets, which we have either constructed or acquired, integrate into our Gulf Coast system."

         Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $5 billion.  Enterprise is a leading provider of midstream energy services to producers and consumers of natural gas and natural gas liquids ("NGLs").  Enterprise's services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminalling.  Enterprise's assets are geographically focused on the United States'
Gulf Coast, which accounts for approximately 55 percent of both domestic natural gas and NGL production and 75 percent of domestic NGL demand.

         This  press  release  includes  forward-looking  statements  within  the  meaning  of  Section  21E of the
Securities  Exchange  Act of 1934  based on the  beliefs  of the  company,  as well as  assumptions  made  by,  and information  currently available to, management.  Although  Enterprise believes that the expectations  reflected in such  forward-looking  statements are reasonable,  it can give no assurance that such expectations will prove to be correct.

Contact: Randy Fowler, Investor Relations, Enterprise Products Partners L.P.  (713) 880-6694, www.epplp.com
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